550 Meridian Avenue San Jose, CA 95126 Phone: 408-938-5200 Fax: 408-790-3800 lonworks@echelon.com www.echelon.com

News Information     For Immediate Release

Press Contacts                 Investor Relations Contact
Steve Nguyen Echelon Corporation 408-938-5272 qnguyen@echelon.com	Abigail Johnson/Paul Michelson Roeder-Johnson Corporation (650) 802-1850 http://email.roeder-johnson.com	Chris Stanfield Echelon Corporation 408-938-5243 cstanfield@echelon.com

Echelon Corporation Reports Third Quarter Results

SAN JOSE, CA - October 19th, 2004 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the third quarter ended September 30, 2004.

For the quarter ended September 30, 2004, revenues were $22.7 million, compared to $30.7 million for the same period in 2003. As previously announced, these results include the impact of the company’s decision to postpone the recognition of approximately $4.7 million of revenue associated with data concentrator products shipped to Enel during the quarter. GAAP net loss for the quarter ended September 30, 2004 was $400,000, or $0.01 per share, based on a weighted average of 41,183,000 common shares outstanding, compared to net income of $4.5 million, or $0.11 per share, based on a weighted average of 41,305,000 common shares outstanding for the third quarter of 2003. Non-GAAP net loss for the quarter was $325,000, or $0.01per share, compared to non-GAAP net income of $5.8 million, or $0.14 per share for the same period in 2003. All non-GAAP information in this release is reconciled in the “Non-GAAP Consolidated Condensed Statements of Operations” table below. Gross margin for the quarter was 56.6%, compared with 64.9% for the same period in 2003. Total operating expenses during the third quarter were $13.9 million, compared to $14.5 million for the same period in 2003.

“I'm pleased with our financial results and the company's performance this quarter,” said M. Kenneth Oshman, Echelon's chairman and chief executive officer. “While our results were below expectations due largely to the timing of some Enel related project revenue, we expect to recognize substantially all of this Enel revenue in the fourth quarter. Our performance has enabled us to make strategic investments in our two key growth areas - the LONWorks® infrastructure and NES business. This quarter, we also announced a plan to repurchase, over time, up to 3,000,000 shares of stock.

Our investments in the NES business have lead to continued expansion of our partnerships and increasing traction and acceptance of our utility solution. The announcement of our pilot with NGC in New Zealand and the addition of GORLITZ GmbH to the NES VAR program represent significant new utility markets for us and are another step toward implementing our NES growth strategy.”

In conjunction with the start of the LONWorld® 2004 event in Shanghai, China, Echelon made a number of announcements yesterday which the Company believes represent an important step forward in the ongoing evolution of the LONWorks® platform. The new LNS® Turbo Edition provides the management platform device networks need and is significantly faster, more robust and easier to work with than any previous version. The new i.LON® 100 e2 Internet Server offers an extremely easy and cost effective way for companies to gain access to remote devices and systems. It effectively moves systems interoperability into the web services realm - the technology that virtually every major enterprise and office software vendor in the world has adopted. Echelon will also be showing a number of other new products at the conference that are designed to help customers develop and produce products faster and more cost effectively.

For the nine-month period ended September 30, 2004, revenues were $78.1 million compared to revenues of $94.6 million for the same period one year ago. GAAP net income for the nine-month period ended September 30, 2004 was $2.3 million, or $0.06 per share on a fully diluted basis, based on a weighted average of 40,963,000 common shares outstanding, compared to net income of $2.4 million, or $0.06 per share, based on a weighted average of 40,767,000 common shares outstanding for the same period in 2003. For the nine months ended September 30, 2004, non-GAAP net income was $2.7 million, or $0.07 per share, compared to non-GAAP net income of $13.5 million, or $0.33 per share for the same period in 2003. Gross margin for the nine-month period was 56.2%, compared with 56.1% for the same period in 2003. Total operating expenses for the nine-month period were $43.1 million, compared to $51.2 million for the same period in 2003.

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Risk Factors of Forward Looking Statements at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the quarter and full year ending December 31, 2004:

•	For the quarter, revenue is expected to be approximately $31 million, plus or minus $1 million, with Enel representing approximately $19 million of this amount.

•	For the full year, revenue is expected to be approximately $109 million, plus or minus $1 million, with Enel representing approximately $63 million of this amount. This outlook remains within the range of the guidance provided last quarter.

•	For the quarter, gross margin is expected to be between 58.5% and 59.5%.

•	For the quarter, operating expenses are expected to be approximately $15 million.

•	For the quarter, interest income is expected to be approximately $550,000.

•	For the quarter, the tax rate is expected to be approximately 8%.

•	For the quarter, diluted GAAP earnings per share are expected to be approximately $0.08, plus or minus $0.02, based on a weighted average of common and common equivalent shares outstanding of 41,200,000.

•	For the full year, diluted GAAP earnings per share are expected to be approximately $0.14 plus or minus $0.02, based on a weighted average of common and common equivalent shares outstanding of 41,000,000.

For those interested in further discussion regarding this release, Echelon's management will participate in a conference call today at 6:00 pm Eastern Time. To access the conference call, dial 1-800-289-0572 (callers outside the US please use 913-981-5543) any time after 5:50 pm ET. Echelon is hosting the earnings call at a later time to accommodate travel and timing requirements as a result of Echelon’s CEO Ken Oshman, and COO Bea Yormark, attending the LONWorld Exhibition and Conference in Shanghai, China. The call will be available live today, and for playback on the Investor Relations section of Echelon's web site (www.echelon.com) through October 26, 2004.

Use of Non-GAAP Financial Information

Echelon provides non-GAAP net income and non-GAAP net income per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Echelon believes that this presentation of non-GAAP net income and non-GAAP net income per share provides useful information relating to its financial condition and results of operations, which provides management and investors with a more complete understanding of Echelon's past performance and certain additional financial and business trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Echelon Corporation
Echelon Corporation is the creator of the LONWorks platform, the world's most widely used standard for connecting everyday devices such as appliances, thermostats, air conditioners, electric meters, and lighting systems to each other and to the Internet. Echelon's hardware and software products enable manufacturers and integrators to create smart devices and systems that lower cost, increase convenience, improve service, and enhance productivity, quality, and safety. Thousands of companies have developed and installed LonWorks products and more than 50 million LonWorks enabled processors have been shipped for use in homes, buildings, factories, trains, and other systems worldwide.
Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, LONWorks, LNS, LONWorld, LONMark®, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other marks belong to their respective holders.

Risk Factors Regarding Forward Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding the timing of receipt of Enel revenue, Echelon’s NES growth strategy, new LONWorks infrastructure products, and Echelon’s business outlook for the quarter and year ending December 31, 2004. . Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for products and services, risks that the R&D activities or subsequent product deployment activities with Enel are not successful, do not meet their target dates, or are terminated, or that the contemplated transactions are challenged by third parties, risks that our development projects with other parties are not successful, risks relating to the development and growth of markets for Echelon's products and services, including the NES system and new infrastructure products, and the ability of those products and services to meet customer and consumer expectations, and other risks identified in Echelon's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon's Form 10-Q when filed with the Securities and Exchange Commission.

 ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS

Current Assets:
Cash, cash equivalents and short-term investments	$161,250	$144,923
Accounts receivable, net	12,599	20,110
Inventories	7,556	5,906
Other current assets	1,941	2,519

Total current assets	183,346	173,458

Property and equipment, net	17,454	19,098
Other long-term assets	21,432	21,572

	$222,232	$214,128
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,661	$6,922
Accrued liabilities	4,223	4,793
Current portion of deferred revenues	1,845	998

Total current liabilities	13,729	12,713

Deferred rent	745	491

Total stockholders' equity	207,758	200,924

	$222,232	$214,128

ECHELON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Product	$22,556	$30,447	$77,467	$93,819
Service	185	285	598	807

Total revenues	22,741	30,732	78,065	94,626

Cost of revenues:
Cost of product	9,397	10,179	32,744	39,621
Cost of service	466	597	1,478	1,939

Total cost of revenues	9,863	10,776	34,222	41,560

Gross profit	12,878	19,956	43,843	53,066

Operating expenses:
Product development	6,227	6,753	18,623	28,034
Sales and marketing	4,572	4,662	14,660	13,965
General and administrative	3,123	3,093	9,855	9,154

Total operating expenses	13,922	14,508	43,138	51,153

Income (loss) from operations	(1,044)	5,448	705	1,913

Interest and other income, net	609	537	1,755	1,820

Income (loss) before provision for income taxes	(435)	5,985	2,460	3,733
Income tax expense (benefit)	(35)	1,496	197	1,316

Net income (loss)	$(400)	$4,489	$2,263	$2,417

Net income (loss) per share:
Basic	$(0.01)	$0.11	$0.06	$0.06
Diluted	$(0.01)	$0.11	$0.06	$0.06

Shares used in computing net income (loss) per share:
Basic	41,183	40,186	40,826	39,980
Diluted	41,183	41,305	40,963	40,767

ECHELON CORPORATION
NON-GAAP CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$22,741	$30,732	$78,065	$94,626
Cost of revenues	9,863	10,776	34,222	41,560

Gross profit	12,878	19,956	43,843	53,066

Operating Expenses:
Product development	6,145	6,414	18,129	17,450
Sales and marketing	4,572	4,662	14,660	13,965
General and administrative	3,123	3,093	9,855	8,824

Total operating expenses	13,840	14,169	42,644	40,239

Non-GAAP income (loss) from operations	(962)	5,787	1,199	12,827
Interest and other income, net	609	537	1,755	1,820

Non-GAAP income (loss) before taxes	(353)	6,324	2,954	14,647
Income tax expense (benefit)	(28)	506	237	1,172

Non-GAAP net income (loss)	$(325)	$5,818	$2,717	$13,475

Non-GAAP net income (loss) per share:
Diluted	$(0.01)	$0.14	$0.07	$0.33

Shares used in computing net income (loss) per share:
Diluted	41,183	41,305	40,963	40,767

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net income (loss)	$(400)	$4,489	$2,263	$2,417

In-process research and development	--	--	--	9,808
Amortization of purchased intangible assets	82	339	494	776
Third party acquisition related costs	--	--	--	330

Total non-GAAP adjustments to earnings from operations	82	339	494	10,914

Income tax effect of reconciling items	7	(990)	40	(144)

Non-GAAP net income (loss)	$(325)	$5,818	$2,717	$13,475

ECHELON CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months EndedSeptember 30,
	2004	2003
Cash flows provided by (used in) operating activities:
Net income (loss)	$2,263	$2,417
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	3,719	3,921
In-process research and development	--	9,808
Provision for doubtful accounts	(37)	6
Change in operating assets and liabilities:
Accounts receivable	7,548	4,076
Inventories	(1,650)	2,619
Other current assets	578	291
Accounts payable	739	1,465
Accrued liabilities	(570)	1,456
Deferred revenues	847	(1,390)
Deferred rent	254	230

Net cash provided by operating activities	13,691	24,899

Cash flows used in investing activities:
Purchase of available-for-sale short-term investments	(111,622)	(122,994)
Proceeds from maturities and sales of available-for-sale short-term investments	111,129	109,472
Purchase of assets of Metering Technology Corporation	--	(11,000)
Purchase of restricted investments	(238)	(306)
Change in other long-term assets	(146)	1,053
Capital expenditures	(1,551)	(4,612)

Net cash used in investing activities	(2,428)	(28,387)

Cash flows provided by financing activities:
Proceeds from issuance of common stock.	5,110	2,635

Net cash provided by financing activities	5,110	2,635

Effect of exchange rates on cash:	(86)	426

Net increase (decrease) in cash and cash equivalents	16,287	(427)
Cash and cash equivalents:
Beginning of period	18,667	34,941

End of period	$34,954	$34,514